Exhibit 2

Financial Edge Fund, L.P.
c/o Richard Lashley
PL Capital, LLC
20 East Jefferson Avenue
Suite 22
Naperville, IL  60540

October 7, 2009

Via Electronic Mail and Overnight Mail

To the Secretary of
Magyar Bancorp, Inc.
Ms. Karen LeBlon
400 Somerset Street
New Brunswick, NJ  08903

Re:	Access to Stockholder List and Demand to Inspect Stockholder Records Pursuant to Section 220 of the Delaware General Corporation Law

Dear Ms. LeBlon:

The Financial Edge Fund, L.P. (the “Stockholder”) hereby certifies to Magyar Bancorp, Inc. (the “Company”) that as of the date of this letter the Stockholder beneficially owns 161,561 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  Additionally, the Stockholder is as a member of the PL Capital Group, as noted in the PL Capital Group’s Schedule 13D filing with the Securities and Exchange Commission (“SEC”), and, as of the date of this letter, the PL Capital Group beneficially owns 352,421 shares of the Common Stock, or 6.1% of the total shares outstanding, as measured by the number of shares of Common Stock outstanding as of August 1, 2009 as disclosed in the Company’s most recent Form 10-Q filed August 14, 2009.  Attached hereto as Exhibit A is documentary evidence of the Stockholder’s ownership and such documentary evidence is a true and correct copy of what it purports to be.  The documentary evidence consists of a copy of the PL Capital Group’s initial Schedule 13D as filed with the SEC on September 21, 2009 and a copy of Amendment No. 1 to the PL Capital Group’s Schedule 13D, which will shortly be filed with the SEC.

Pursuant to Section 220 of the Delaware General Corporation Law, the Stockholder hereby demands (the “Demand”) an opportunity to inspect, and to make copies and extracts from, the following records and documents of the Company (the “Demand Materials”):

1. A complete record or list of the Company’s stockholders arranged in descending order by number of shares, certified by its transfer agent(s) and/or registrar(s), setting forth the name and address of each stockholder and the number of shares of Common Stock registered in the name of each such stockholder (a) as of the date hereof, and (ii) as of any record date for the 2010 Annual Meeting of Stockholders of the Company or any postponement, rescheduling, adjournment or continuation thereof, or any other meeting of stockholders held in lieu thereof the (the “Annual Meeting”) (each record date under the preceding sub-clauses is hereinafter referred to as a “Record Date”).

2. A CD, DVD or other electronic storage medium containing a list of the Company’s stockholders setting forth the name and addresses of each stockholder and number of shares of Common Stock registered in the name of each such stockholder as of the date hereof and as of any Record Date, together with any computer processing information that may be relevant or necessary to make use of such electronic medium, and a hard copy printout of such electronic medium for verification purposes.

3. All daily transfer sheets showing changes in the lists of the Company’s stockholders referred to in Item 1 above which are in or come into the possession of the Company or its transfer agent, or which can reasonably be obtained, pursuant to Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from brokers, dealers, banks, clearing agencies, voting trusts or nominees of any central certificate depository system, from the date of such lists to the date of the Annual Meeting.

4. All information that is in, or that comes into the Company’s or its transfer agent’s possession or control, or which can reasonably be obtained, pursuant to Rule 14b-2 under the Exchange Act, from brokers, dealers, banks, clearing agencies, voting trusts or nominees of any central certificate depository system concerning the number and identity of, and the number of shares held by, the actual beneficial owners of the Common Stock, including (a) the Securities Position Listing and omnibus proxy issued by The Depository Trust Company (“DTC”) for any record date for the Annual Meeting; (b) all “Weekly Security Position Listing Daily Closing Balances” reports issued by DTC (and authorization for the Stockholder or its agents, to receive such reports directly); and (c) all lists (and computer media, processing data and printouts as described in Item 2 above) containing the name, address and number of shares of Common Stock attributable to any participant in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock, dividend reinvestment or other comparable plan of the Company in which the decision whether to vote shares of Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the Stockholder or its agents may communicate with each such participant.

5. All lists, tapes, electronic files and other information that are in, or that come into, the possession or control of the Company, or that can reasonably be obtained, pursuant to Rules 14b-1 and 14b-2 under the Exchange Act, which set forth the names and addresses of, and the number of shares held by, the beneficial owners of the Common Stock, including, but not limited to, any list of non-objecting or consenting beneficial owners (“NOBO’s” or “COBO’s”) in the format of a printout and magnetic computer tape listing in descending order balance.  If such information is not in the Company’s possession, custody or control, such information should be requested from Broadridge Financial Solutions, Inc. (formerly ADP Proxy Services) - Investor Communications Services.

6. A “stop transfer” list or “stop lists” relating to any shares of the Common Stock as of the dates of the lists referred to in Item 1 above.

7. Any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

8. The information and records specified in Items 1, 2, 4, 5, 6, and 7 above as of any Record Date for stockholder action set by the Company’s Board of Directors, by operation of law or otherwise.

9. A copy of the report prepared by the Inspector of Elections showing the names of the Company’s stockholders and how such stockholders voted with respect to any matter(s) presented for consideration by the stockholders at the Company’s 2009 Annual Meeting of Stockholders held February 11, 2009.

10. A copy of the minutes of the Company’s 2009 Annual Meeting of Stockholders.

The Stockholder hereby further requests that modifications, additions to or deletions from any and all information in the Demand Materials through the date of the Annual Meeting be immediately furnished to it or its agents as such modifications, additions or deletions become available to the Company or its agents or representatives.

The Stockholder expects the Company to either deliver copies of the requested materials to it or its agents or representatives or make the materials available during the Company’s usual business hours.  The Stockholder will forego the demand for inspection if the Company voluntarily furnishes to it or its agents or representatives all the information included in the Demand Materials.

The Stockholder will bear the reasonable costs incurred by the Company (including those of its transfer agent(s)) in connection with the production of the Demand Materials, including overnight delivery charges.  Please advise PL Capital’s counsel, Phillip M. Goldberg of Foley & Lardner LLP, 321 North Clark Street, Chicago, Illinois 60610 (telephone number: 312-832-4549), of the total costs and we will provide you prompt payment.

The Stockholder makes this notification and demand to inspect, copy and make extracts of the Demand Materials in good faith and for the purpose of communicating with the Company’s stockholders, in compliance with applicable law, with respect to matters relating to their interests as stockholders, including, but not limited to, the election of Directors at the Annual Meeting.

Please advise Mr. Goldberg as promptly as practicable as to the time and place that the items requested above will be made available in accordance with this Demand.  Please also advise such counsel immediately whether you voluntarily will supply the information requested by this Demand.  In addition, if the Company believes that this Demand is incomplete or otherwise deficient in any respect, please contact such counsel immediately so that the Stockholder may promptly address any alleged deficiencies.

If you refuse to permit the inspection and copying demanded herein, or fail to respond to this Demand, within five business days from the date hereof, the Stockholder will conclude that this Demand has been refused and will take appropriate steps to secure its rights to examine and copy the Demand Materials.

Please also be advised that this Demand is not intended to constitute a request under Rule 14a-7 of the Exchange Act.  The Stockholder intends to make its request pursuant to Rule 14a-7 by separate communication to the Company.

The Stockholder reserves the right to withdraw or modify this Demand at any time, and to make other demands of the Company whether pursuant to the Delaware General Corporation Law, other applicable law, or the Company’s articles of incorporation or bylaws.

Very truly yours,

FINANCIAL EDGE FUND, L.P.

By:	PL CAPITAL, LLC
General Partner

By:	/s/ Richard Lashley
Richard Lashley
Managing Member

cc:	Mr. Phillip Goldberg
Mr. John Palmer

DECLARATION

STATE OF NEW JERSEY	)
)   ss.
COUNTY OF MORRIS	)

Richard Lashley, having been first duly sworn according to law, did depose, swear and say that he is a Managing Member of PL Capital, LLC, the general partner of Financial Edge Fund, L.P., that he is authorized to execute the foregoing demand for inspection pursuant to Section 220 of the Delaware General Corporation Law and to make the demand designation, authorizations and representations contained therein, and that the facts and statements contained in the foregoing demand for inspection are true and correct.

/s/ Richard Lashley
Richard Lashley

Sworn to and subscribed before me by Richard Lashley
 this 7th day of October, 2009.

/s/ Diane S. Randazza
Notary Public

My Commission Expires: August 12, 2013